Exhibit 99.1

Tianli Agritech Begins Developing Its Black Hog Business

Company Obtained Exclusive Rights in Enshi Autonomous Prefecture in Hubei Province

WUHAN, CHINA--(Marketwire - 05/10/11) - Tianli Agritech, Inc. (NASDAQ:OINK - News) ("Tianli " or the "Company") a leading producer of breeder hogs and market hogs based in Wuhan City, China, announced today that it has entered into definitive agreements with the Animal Husbandry and Veterinary Bureau of Enshi Tujia and Miao Autonomous Prefecture of Hubei Province, the Animal Husbandry and Veterinary Bureau of Xianfeng County of Hubei Province, the Xuwang Hog Farming Professional Cooperatives of Xianfeng County, and the Qiming Hog Farming Professional Cooperatives of Xianfeng County. The Company has obtained exclusive rights to breed and sell black hogs in Enshi Autonomous Prefecture in Hubei Province and formally executed the agreements on May 4, 2011.

The Company began negotiating with relevant government agencies at all levels in Enshi Autonomous Prefecture in Hubei Province at the end of 2010, and finalized the cooperation agreements with local hog farming professional cooperatives in April 2011. According to the agreements, over the next five years, Tianli is the only company that can legally breed and sell black hogs in Enshi Autonomous Prefecture in Hubei Province.

Enshi Black Hog is one of the oldest hog species and its lineage can be traced back to 1611. Enshi Black Hogs originated from the mountainous area in Enshi Tujia and Miao Autonomous Prefecture in Hubei Province, one of the two selenium-rich areas in China. Enshi Black Hogs are considered a desirable species due to their higher levels of protein, vitamin A and E, and minerals such as copper, iron and zinc than normal hogs. Enshi Black Hog meat is also rich in selenium and is known for its flavor. As a result, the retail price of Black Hogs sold in China is approximately 50% higher than that for normal hogs.

Tianli will sell Black Hog meat products through the 30-plus retail sales counters of AnPuluo Food Development Ltd., located in Walmart, RT-Mart, and Zon100. The Company will apply its years of hog breeding experience to Black Hog breeding, premix preparation, epidemics control, and standards maintenance. The Company will assume supervisory control over the entire breeding operations to improve the quality and quantity of black hog products.

Management believes that these exclusive agreements to breed and sell a highly desirable, premium hog products will not only result in higher revenues and profits, but also contribute to Tianli's brand recognition.

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling hogs in the People's Republic of China. The Company is focused on growing healthy hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities. For more information about the Company, please visit: http://www.tianli-china.com.

About AnPuluo Food Development Ltd., Co.

AnPuluo was established in 2005 in Laifeng County, Enshi Tujia and Miao Autonomous Prefecture, Hubei Province. It mainly engages in the business of meat products and subsidiary agricultural products processing. On March 29, 2011, AnPuluo signed an agreement with Tianli that entitles Tianli to the exclusive right to use its retail sales channel.

Animal Husbandry and Veterinary Bureau of Enshi Tujia and Miao Autonomous Prefecture of Hubei Province

The Animal Husbandry and Veterinary Bureau of Enshi Autonomous Prefecture is a direct subsidiary of the Enshi Autonomous Prefecture Bureau of Agriculture, and is the only governmental agency that governs all animal husbandry and veterinary related matters in Enshi Autonomous Prefecure on behalf of the government of Enshi Autonomous Prefecture. Its responsibilities in relation to the hog industry include, among others: examining and approving all operation and construction matters related to hog farms; epidemic prevention matters in hog breeding; and approving hog sales permits and quarantine inspection of the sales procedures. For more information, please visit: http://www.enshixm.com/.

About Animal Husbandry and Veterinary Bureau of Xianfeng County of Hubei Province

Animal Husbandry and Veterinary Bureau of Xianfeng County is a subsidiary of Animal Husbandry and Veterinary Bureau of Enshi Autonomous Prefecture, and is responsible for implementing supervising, governing, and examining and approving works of its upper-level unit.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by the Company's cautionary statements including any cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Contacts:
Tianli Agritech, Inc.
Mr. Kuni Qiao
Executive Assistant
Phone: 86-151-0113-7061
Email: executiveassistant01@tianli-china.com
Web: http://www.tianli-china.com

Ms. Zoe Guo
US Representative
Phone: (818)-640-5616
Email: zoe@tianli-usa.com
Web: http://www.tianli-china.com

Investor Relations
John Mattio, SVP
HC International, Inc.
Phone: (212) 730-7130
Email: john.mattio@hcinternational.net
Web: http://www.hcinternational.net